EXHIBIT-23



               CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in Oxford Industries, Inc.'s previously filed Registration Statements No. 2-76870, No. 33-7231, No. 33-64097 No. 333-59409 and No. 333-59411 of (1) our
report dated July 9, 1999 appearing on page 30 of the Corporation's 1999 Annual Report to Stockholders which is incorporated by reference in the Corporation's Annual Report on Form 10-K for the year ended May 28, 1999, and (2) the inclusion of our report on the schedule dated July 9, 1999 appearing on page 15 of the Corporation's Annual Report on Form 10-K for the year ended May 28, 1999.




                                  ARTHUR ANDERSEN LLP


Atlanta, Georgia
August 20, 1999